                                                                      EXHIBIT 9


                                 BROWN & WOOD
                             One World Trade Center
                         New York, New York 10048-0557
                           Telephone: (212) 839-5300
                           Facsimile: (212) 839-5599



                                             April 14, 1992

Merrill Lynch Dragon Fund, Inc.
Box 9011
Princeton, NJ  08543-9011

Ladies and Gentlemen:

       We have acted as counsel for Merrill Lynch Dragon Fund, Inc., a corporation organized under the laws of the State of Maryland (the "Fund"), in connection with the organization of the Fund, and its registration as an open-end investment company under the Investment Company Act of 1940. This opinion is being furnished in connection with the registration of an indefinite number of shares of common stock, Class A and Class B, par value $0.10 per share, of the Fund (the "Shares") under the Securities Act of 1933, which is being effected pursuant to a registration statement on Form N-1A (File No. 33-46216), as amended (the "Registration Statement").

       As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund,